EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SUMMIT BANCSHARES, INC.

We consent to incorporation by reference in the registration statement on Form S-8 of SUMMIT BANCSHARES, INC. (File #33-68974) of our report dated March 14, 2006, relating to the consolidated balance sheets of SUMMIT BANCSHARES, INC. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of SUMMIT BANCSHARES, INC.

/s/ Stovall, Grandey & Allen, L.L.P.

STOVALL, GRANDEY & ALLEN, L.L.P.

Fort Worth, Texas
March 14, 2006